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                     AMENDMENT TO ASSET PURCHASE AGREEMENT

     This Amendment (the "Amendment") to the Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of July 22, 1996 between Texas Instruments Incorporated, a Delaware corporation ("Seller"), and Genicom Corporation, a Delaware corporation ("Buyer"), is made as of September 30, 1996 between Seller and Buyer pursuant to Section 12.7 of the Asset Purchase Agreement. All capitalized terms used herein but not defined herein have the meaning given such terms in the Asset Purchase Agreement.

     SECTION 1. Amendment to Asset Purchase Agreement. The parties hereto hereby agree to amend the Asset Purchase Agreement as follows:

     1. The sentence following the heading in Section 1.1(c) of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following: "All accounts receivable of the Business, other than accounts receivable on the books of Seller's European and Asian operations, as of the Closing Date (as hereinafter defined)."

     2. Section 2.1 of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following: "2.1 Purchase Price. In consideration of the conveyance to Buyer of the Purchased Assets, Buyer shall deliver to Seller the Purchase Price (as hereinafter defined) and assume the Assumed Liabilities (as hereinafter defined). At the Closing, Buyer will (i) pay to Seller an aggregate cash amount equal to Twenty Million Dollars ($20,000,000) (the "Cash Amount") and
          (ii) deliver to Seller the Promissory Note (as hereinafter defined), the Security Agreement (as hereinafter defined) and the Pledge Agreement (as hereinafter defined) (the aggregate of the Cash Amount and the aggregate principal amount of the Promissory Note referred to as the "Unadjusted Purchase Price"), subject to adjustment pursuant to Section 2.2 (as adjusted, the "Purchase Price"). As used herein, the term "Promissory Note" shall mean the subordinated promissory note substantially in the form of Exhibit B hereto in an aggregate principal amount of Nine Million Dollars ($9,000,000), the term "Security Agreement" shall mean the Subordinated Guaranty and Security Agreement in substantially the form of Exhibit C hereto, and the term "Pledge Agreement" shall mean the Pledge Agreement in substantially the form of Exhibit D hereto."

     3. Section 2.2(a)(ii) of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following:





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                    "(ii)  Based on the Pre-Closing Statement, if the amount
               equal to the Net Book Value Estimate minus $20 million (the "Net Book Value Adjustment") is a positive number, then the Cash Amount shall be increased by such amount. If the Net Book Value Adjustment is a negative number, the Cash Amount shall be reduced by the absolute value of such amount."

     4. Section 2.2(b) shall be deleted in its entirety and replaced with the following:

                    "(b) Post-Closing Statement.  (i)  As soon as practicable, but in no event more than fourteen (14) days after the Closing Date, Seller shall furnish Buyer a statement reflecting the Closing Net Book Value (as hereinafter defined) prepared in accordance with Seller's Accounting Policies and consistent with the methodology used to prepare the Pre-Closing Statement. As soon as practicable, but in no event more than 90 days after the Closing Date, Buyer shall furnish Seller a statement (the "Post-Closing Statement") reflecting the Net Book Value of the Business immediately prior to the Closing (the "Closing Net Book Value") prepared in accordance with Seller's Accounting Policies (as hereinafter defined). In connection with the preparation of the Post-Closing Statement as soon as practicable after the Closing Date, a physical inventory of the Business' Alliance Airport (Ft. Worth, TX) warehouse shall be taken as of the Closing Date. Representatives of Buyer and Seller shall participate jointly in conducting the physical inventory."

     5. The last sentence of Section 2.2(c) of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following:
          "Conversely, if the amount of the Closing Differential is a negative amount, then the Purchase Price shall be adjusted downward by an
          amount equal to the absolute value of the Closing Differential.   If
          the Closing Differential results in a downward adjustment of less than $1,000,000 such amount may, at Seller's option, be offset against any amounts payable to Seller pursuant to the terms of the Transition Master Services Agreement or the Sales Agency Agreement or paid by





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          Seller to Buyer by wire transfer of immediately available funds.  If the Closing Differential results in a downward adjustment of greater than $1,000,000, up to $1,000,000 of such amount may, at Seller's option, be offset against any amounts payable to Seller pursuant to the Transition Master Services Agreement or the Sales Agency Agreement or paid by Seller to Buyer by wire transfer of immediately available funds and the excess over $1,000,000 (if any) shall be paid by Seller to Buyer by wire transfer of immediately available funds."

     6. Section 3.1(b) shall be deleted in its entirety and replaced with the following: "(b) all liabilities and obligations of Seller arising in the ordinary course of the Business between the date of the Pre-Closing Statement and the Closing Date other than accounts payable on the books of the Business to the extent that the same remain unpaid and undischarged on the Closing Date and are accrued or reserved for on the Post-Closing Statement;"

     7. The first sentence of Section 9.7(a) of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following:
          "At or prior to the Closing, Buyer will offer employment to the individuals listed on Schedule 9.7(a) (such employment to become effective at 12:01 a.m. Dallas, Texas time on October 1, 1996 (the "New Employment Start Date") and to be contingent upon the consummation of the transactions contemplated by this Agreement)."

     8. The first sentence of Section 9.7(b) of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following:
          "Seller shall terminate the employment of the domestic employees listed on Schedule 9.7(a) on the Closing Date effective as of midnight Dallas, Texas time on September 30, 1996."

     9. The following sentence shall be added to the end of Section 9.7(d)(v) of the Asset Purchase Agreement: "Notwithstanding anything to the contrary herein and solely for the purpose of applying Buyer's vacation policy, such new hires will be deemed to have commenced employment with Buyer on September 30, 1996."

     10. The last sentence of Section 9.7(f) of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following:
          "Any vacation days attributable to employee's employment with Buyer shall be used prior to an employee's use of vacation days carried over from employee's employment with Seller."

     11. Section 9.11 of the Asset Purchase Agreement shall be deleted in its entirety.





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     12.  Schedule 10.4 to the Asset Purchase Agreement shall be deleted in its entirety. Section 10.4 of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following: "Section
          10.4 Reserved."

     13. Section 10.5 of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following: "10.5 Employees. Buyer shall have received acceptances of employment offers from all of the employees designated as Code 1 employees on Schedule 9.7(a), at least 75% of the employees designated as Code 2 employees on Schedule 9.7(a), at least 80% of the employees designated as Code 3 employees on Schedule 9.7(a) and at least 60% of the employees designated as Code 4 employees on Schedule 9.7(a)."

     14. The following sentence shall be added to the end of Section 14.14 of the Asset Purchase Agreement: "Notwithstanding the provisions of Sections 14.11 and 14.14 of this Agreement to the contrary, Seller agrees that Buyer may make a collateral assignment to the Agent (as such term is defined in the loan agreement entered into by Buyer as of January 12, 1996, as amended, of Buyer's rights under (i) Section 13.1(b) of this Agreement for Seller's breach of the warranties set forth in the second sentence of Section 5.5 of this Agreement, (ii) the second sentence of Section 5.6 of this Agreement, and (iii) the third sentence of Section 5.7 of this Agreement."

     15.  Revised Schedules 1.1(a), 1.1(f), 1.1(g), 9.1, 9.7(a) and 9.7(b) to
          the Asset Purchase Agreement, copies of which are attached hereto shall replace for all purposes those Schedules previously delivered by Seller to Buyer having the same number.

     16.  The following section shall be added to the Asset Purchase Agreement:
          "9.12 Supply of Parts. For the period commencing on the Closing Date and ending in the second anniversary thereof, Seller shall use its commercially reasonably efforts to maintain an adequate supply of parts manufactured by Seller for products sold by Seller on or prior to the Closing Date for sale to Buyer at prices not to the exceed the market price therefor at the time of such sale."

     17.  The following section shall be added to the Asset Purchase Agreement:
          "9.13 Shared Assets. After the Closing Date, Seller shall reimburse Buyer for the replacement of, or, at Seller's option, purchase certain shared assets to be agreed upon by Buyer and Seller, which have a maximum aggregate value of up to $300,000. If Seller elects to





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          reimburse Buyer for the replacement of such assets, Seller may, at
          Seller's option, do so by offsetting against any amounts payable to Seller pursuant to the terms of the Transition Master Services Agreement or the Sales Agency Agreement."

     18. Section 13.1(f) of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following: "(f) Reserved."

     SECTION 2. Effect of Amendment. Except as specifically provided herein, the Asset Purchase Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall be and remain in full force and effect. For any and all purposes, from and after the date of this Amendment, any and all references hereafter to the Asset Purchase Agreement shall refer to the Asset Purchase Agreement as hereby amended.

     SECTION 3. Entire Agreement. The Asset Purchase Agreement, as amended hereby, together with the Collateral Agreements and Schedules, as amended hereby, and Exhibits thereto, contain the entire understanding of the parties relating to the subject matter thereof, and the foregoing cannot be changed or terminated orally and supersede all prior agreements and understanding relating to the subject matter thereof, other than that certain nondisclosure agreement dated January 29, 1996, as amended to date, between Seller and Buyer which shall remain in full force and effect and the Nonsolicitation Agreement which shall remain in effect until the Closing. After the Closing, the Nonsolicitation Agreement shall be superseded by Section 9.4 of the Asset Purchase Agreement.

     SECTION 4.  Governing Law.   This Amendment shall be governed by and
construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

     SECTION 5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.


                         TEXAS INSTRUMENTS INCORPORATED

                    By:  Pallab K. Chatterjee
                         -------------------------------------------------

                    Title:  President, Personal Productivity Products
                            ----------------------------------------------


                         GENICOM CORPORATION

                    By:  James C. Gale
                         ---------------

                    Title:  Senior VP Finance and Chief Financial Officer
                            ----------------------------------------------





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